Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

AVID BIOSERVICES Announces proposed offering of common stock

TUSTIN, CA, February 14, 2018 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP) today announced that it has commenced an underwritten public offering of its common stock. Avid Bioservices also intends to grant the underwriter a 30-day option to purchase from it up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any. Avid Bioservices intends to use the net proceeds from the offering for the expansion of its contract manufacturing business and general corporate purposes. Wells Fargo Securities is acting as sole book-running manager.

The shares described above are being offered by Avid Bioservices pursuant to a shelf registration statement on Form S-3 previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to the offering has also been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, or by email at cmclientsupport@wellsfargo.com, or by telephone at (800) 326-5897.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any offer, sale or solicitation of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Avid Bioservices, Inc.

Avid Bioservices is a contract development and manufacturing organization (CDMO) focused on development and manufacturing of biopharmaceutical products derived from mammalian cell culture.  The company provides process development, clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding Avid Bioservices's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the proposed offering and the intended use of the net proceeds from the offering, and involve risks and uncertainties. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2017 and subsequent quarterly reports on Form 10-Q, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.